DATE: August 1, 2019
XENIA HOTELS & RESORTS REPORTS SECOND QUARTER 2019 RESULTS
Orlando, FL – August 1, 2019 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended June 30, 2019.
Second Quarter 2019 Highlights

▪	Net Income: Net income attributable to common stockholders was $12.8 million and net income per diluted share was $0.11.

▪	Same-Property RevPAR: Same-Property RevPAR increased 1.3% compared to the second quarter of 2018 to $181.09, as a result of a 63 basis point increase in occupancy and a 0.5% increase in ADR.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 30.8%, which was down 1 basis point compared to the second quarter of 2018.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was $181.09, a 1.7% increase compared to the second quarter of 2018.

▪	Adjusted EBITDAre: Adjusted EBITDAre declined $0.4 million to $89.5 million, a decrease of 0.4% compared to the second quarter of 2018.

▪
Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.63, a $0.03 decrease compared to the second quarter of 2018, reflecting a 0.6% decrease in Adjusted FFO and a higher weighted average share and unit count.

▪	Dividends: The Company declared its second quarter dividend of $0.275 per share to common stockholders of record on June 28, 2019.
“We were pleased with our overall performance during the second quarter as our RevPAR growth modestly exceeded our expectations and we continued to achieve outstanding expense controls throughout the portfolio,” said Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “Despite an overall challenging operating environment, our uniquely positioned portfolio and asset management platform continue to drive positive results, evidenced by the fact that our Same-Property Hotel EBITDA margin remained virtually flat on relatively muted 1.3% RevPAR growth. With well-documented pressures on labor costs and continued growth in real estate taxes and insurance costs, we believe that our ability to maintain margins in this environment is an impressive accomplishment.”
“We remain bullish about the long-term outlook for our significantly upgraded portfolio, while remaining cautious in our outlook for the remainder of the year due to the uncertainty in the overall economic climate and lodging supply pressures in various markets throughout our portfolio,” continued Mr. Verbaas.  “Our geographic diversity continues to serve us well, with Houston, San Diego, Napa, San Francisco and Dallas being particular bright spots from a top-line perspective during the second quarter. We continue to be encouraged by the overall results in our top markets, offsetting more difficult comparisons in a number of our smaller markets. With an overall portfolio that is in excellent physical condition and a number of value enhancement projects well underway, we believe we remain well-positioned for both the near term and the years ahead.”

Year to Date 2019 Highlights

▪	Net Income: Net income attributable to common stockholders for the six months ended June 30, 2019 was $29.5 million and net income per diluted share was $0.26.

▪	Same-Property RevPAR: Same-Property RevPAR was $175.72, an increase of 2.7% compared to the six months ended June 30, 2018, as ADR increased 1.6% and occupancy increased 80 basis points.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 29.9%, an increase of 61 basis points compared to the six months ended June 30, 2018.

▪
Total Portfolio RevPAR: Total Portfolio RevPAR was $175.72, a 4.4% increase year over year, reflecting portfolio performance and upgrades to overall portfolio quality as a result of transactions that were completed in 2018.

▪	Adjusted EBITDAre: Adjusted EBITDAre was $167.5 million, an increase of 2.4% from 2018.

▪
Adjusted FFO per Diluted Share: The Company generated Adjusted FFO per diluted share of $1.15, a $0.03 decrease compared to 2018, reflecting a 2.7% increase in Adjusted FFO offset by a higher weighted average share and unit count.

Operating Results
The Company’s results include the following:

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change		2019	2018	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders(1)	$12,777	$28,794	(55.6)%		$29,479	$84,451	(65.1)%
Net income per share available to common stockholders - diluted	$0.11	$0.26	(57.7)%		$0.26	$0.78	(66.7)%

Same-Property Number of Hotels	40	40	—		40	40	—
Same-Property Number of Rooms	11,167	11,165	2		11,167	11,165	2
Same-Property Occupancy(2)	79.9%	79.2%	63	bps	77.5%	76.7%	80	bps
Same-Property Average Daily Rate(2)	$226.74	$225.65	0.5%		$226.73	$223.13	1.6%
Same-Property RevPAR(2)	$181.09	$178.79	1.3%		$175.72	$171.14	2.7%
Same-Property Hotel EBITDA(2)(3)	$93,840	$92,639	1.3%		$178,628	$170,037	5.1%
Same-Property Hotel EBITDA Margin(2)(3)	30.8%	30.9%	(1	) bps	29.9%	29.3%	61	bps

Total Portfolio Number of Hotels(4)	40	38	2		40	38	2
Total Portfolio Number of Rooms(4)	11,167	10,852	315		11,167	10,852	315
Total Portfolio RevPAR(5)	$181.09	$178.04	1.7%		$175.72	$168.25	4.4%

Adjusted EBITDAre(3)	$89,459	$89,847	(0.4)%		$167,546	$163,581	2.4%
Adjusted FFO(3)	$71,488	$71,917	(0.6)%		$131,520	$128,104	2.7%
Adjusted FFO per diluted share	$0.63	$0.66	(4.5)%		$1.15	$1.18	(2.5)%

(1)
Net income for the three and six months ended June 30, 2019 reflects the impact of a $15 million impairment on one property. Net income for the six months ended June 30, 2018 includes a gain on sale of investment properties of $42 million.

(2)
"Same-Property” includes all hotels owned as of June 30, 2019. "Same-Property" includes periods prior to the Company’s ownership of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties in 2018. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(3)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(4)	As of end of periods presented.

(5)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
Financings and Balance Sheet
As of June 30, 2019, the Company had total outstanding debt of $1.1 billion with a weighted average interest rate of 3.88%. Over 80% of the Company's debt has interest rates which are fixed or have been hedged to fixed. In addition, the Company had $110.4 million of cash and cash equivalents, and full availability on its $500 million unsecured credit facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's unsecured credit facility) was 3.5x as of June 30, 2019.

Capital Markets
During the three and six months ended June 30, 2019, the Company did not issue any shares of its common stock through its At-The-Market ("ATM") program. As of June 30, 2019, the Company had approximately $62.6 million remaining available for sale under the ATM program.
Additionally, the Company did not repurchase any shares under its existing share repurchase authorization during the three and six months ended June 30, 2019. As of June 30, 2019, the Company had approximately $96.9 million remaining under its share repurchase authorization.
Capital Expenditures
During the three and six months ended June 30, 2019, the Company invested $24 million and $37 million in its portfolio, respectively. The Company substantially completed lobby renovations at Kimpton Hotel Monaco Chicago and Marriott Dallas Downtown and made final payments for several projects that were substantially completed in the first quarter.
Also during the quarter, the Company continued the construction of the new ballroom at Hyatt Regency Grand Cypress, which is expected to be completed in the fourth quarter. The Company continues to plan the comprehensive renovation and repositioning of Park Hyatt Aviara Resort, Golf Club & Spa, which is expected to commence in the fourth quarter.
Additional Second Quarter Updates
Business Interruption Insurance Proceeds
During the second quarter, the Company recognized the final $0.8 million of business interruption insurance proceeds related to business lost at Hyatt Centric Key West Resort & Spa as a result of Hurricane Irma, compared to $2.6 million recognized during the second quarter of 2018. This insurance claim is now closed.
Impairment Loss
During the second quarter of 2019, the Company recorded a non-cash impairment charge of $14.8 million on its Marriott Chicago at Medical District/UIC. The impairment was a result of a projected future decline in operating profits attributed to demand trends and changes in the hotel's expense profile.

2019 Outlook and Guidance
The Company has updated its outlook for 2019 based on second quarter performance and the current economic environment. This outlook incorporates the impairment expense recognized in the second quarter, current anticipated disruption to revenues from renovations, and does not assume any acquisitions, dispositions, equity or debt offerings, or share repurchases. Same-Property RevPAR change includes all 40 hotels owned as of August 1, 2019.

	2019 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$53	$63	$(12)	$(14)
Same-Property RevPAR Change	1.0%	2.5%	—%	—%
Adjusted EBITDAre	$293	$303	$1	$(1)
Adjusted FFO	$241	$251	$3	$1
Adjusted FFO per Diluted Share	$2.11	$2.19	$0.03	$0.01
Capital Expenditures	$88	$102	$3	$(3)
Additional guidance assumptions:

•	Disruption due to renovations is expected to negatively impact Same-Property RevPAR Change by approximately 20 basis points.

•	General and administrative expense of approximately $22 million, excluding non-cash share-based compensation.

•	Interest expense of approximately $47 million, excluding non-cash loan related costs.

•	Income tax expense of approximately $5 million.

•	114.4 million weighted average diluted shares/units.
Second Quarter 2019 Earnings Call
The Company will conduct its quarterly conference call on Thursday, August 1, 2019 at 1:00 PM Eastern Time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 40 hotels comprising 11,167 rooms across 17 states. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, and Hilton, as well as leading independent management companies including The Kessler Collection, Sage Hospitality, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDAre, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, information technology failures, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, or cyber incidents; (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, (xiv) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied, and (xv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Xenia Investor Relations website. While not all the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111.
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2019 and December 31, 2018

($ amounts in thousands, except per share data)

	June 30, 2019	December 31, 2018
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$472,084	$477,350
Buildings and other improvements	3,138,232	3,113,745
Total	$3,610,316	$3,591,095
Less: accumulated depreciation	(793,541)	(715,949)
Net investment properties	$2,816,775	$2,875,146
Cash and cash equivalents	110,366	91,413
Restricted cash and escrows	77,147	70,195
Accounts and rents receivable, net of allowance for doubtful accounts	49,071	34,804
Intangible assets, net of accumulated amortization	36,592	61,541
Other assets	77,980	36,988
Total assets	$3,167,931	$3,170,087
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,149,418	$1,155,088
Accounts payable and accrued expenses	98,455	84,967
Distributions payable	31,753	31,574
Other liabilities	80,694	45,753
Total liabilities	$1,360,320	$1,317,382
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 112,641,568 and 112,583,990 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	1,127	1,126
Additional paid in capital	2,060,190	2,059,699
Accumulated other comprehensive income	(3,829)	12,742
Accumulated distributions in excess of net earnings	(282,258)	(249,654)
Total Company stockholders' equity	$1,775,230	$1,823,913
Non-controlling interests	32,381	28,792
Total equity	$1,807,611	$1,852,705
Total liabilities and equity	$3,167,931	$3,170,087

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Six Months Ended June 30, 2019 and 2018
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Rooms revenues	$184,027	$175,823	$355,168	$338,405
Food and beverage revenues	99,397	86,419	202,860	172,835
Other revenues	20,861	14,815	39,944	30,316
Total revenues	$304,285	$277,057	$597,972	$541,556
Expenses:
Rooms expenses	41,665	38,132	82,320	77,176
Food and beverage expenses	63,381	53,528	126,795	106,503
Other direct expenses	7,900	4,715	15,018	9,189
Other indirect expenses	71,836	63,068	144,229	126,393
Management and franchise fees	12,202	12,447	24,511	24,007
Total hotel operating expenses	$196,984	$171,890	$392,873	$343,268
Depreciation and amortization	39,689	38,602	79,689	77,403
Real estate taxes, personal property taxes and insurance	12,577	11,819	25,636	23,679
Ground lease expense	1,158	1,141	2,247	2,707
General and administrative expenses	8,046	7,873	15,621	15,932
Gain on business interruption insurance	(823)	(2,649)	(823)	(2,649)
Acquisition and terminated transaction costs	142	222	142	222
Pre-opening and hotel rebranding expenses	142	—	142	—
Impairment and other losses	14,771	—	14,771	—
Total expenses	$272,686	$228,898	$530,298	$460,562
Operating income	$31,599	$48,159	$67,674	$80,994
Gain on sale of investment properties	—	9	—	42,294
Other income	188	446	283	832
Interest expense	(12,380)	(13,053)	(24,967)	(26,769)
Loss on extinguishment of debt	—	(384)	(214)	(465)
Net income before income taxes	$19,407	$35,177	$42,776	$96,886
Income tax expense	(6,193)	(5,646)	(12,286)	(10,311)
Net income	$13,214	$29,531	$30,490	$86,575
Net income attributable to non-controlling interests	$(437)	$(737)	$(1,011)	$(2,124)
Net income attributable to common stockholders	$12,777	$28,794	$29,479	$84,451

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three and Six Months Ended June 30, 2019 and 2018
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Basic and diluted earnings per share
Net income per share available to common stockholders - basic and diluted	$0.11	$0.26	$0.26	$0.78
Weighted average number of common shares (basic)	112,641,416	108,956,408	112,630,395	107,874,640
Weighted average number of common shares (diluted)	112,915,294	109,220,220	112,911,624	108,115,441

Comprehensive Income:
Net income	$13,214	$29,531	$30,490	$86,575
Other comprehensive income:
Unrealized (loss) gain on interest rate derivative instruments	(9,451)	3,643	(14,533)	12,459
Reclassification adjustment for amounts recognized in net income (interest expense)	(1,188)	(606)	(2,602)	(660)
	$2,575	$32,568	$13,355	$98,374
Comprehensive (income) loss attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	—	(20)	—	159
Non-controlling interests of common units in Operating Partnership	(87)	(796)	(447)	(2,590)
Comprehensive income attributable to non-controlling interests	$(87)	$(816)	$(447)	$(2,431)
Comprehensive income attributable to the Company	$2,488	$31,752	$12,908	$95,943

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership units because our Operating Partnership units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as hotel acquisition and terminated transaction costs, amortization of share-based compensation, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and unit holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.
As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the December 2018 restatement whitepaper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel acquisition and terminated transaction costs, amortization of debt origination costs and share-based compensation, and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The diluted weighted average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted average common share count used to derive net income per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted average number of shares of common stock outstanding plus the weighted average vested Operating Partnership units for the three and six months ended June 30, 2019.  For the three and six months ended June 30, 2018, Adjusted FFO per diluted share is calculated by dividing the Adjusted FFO by the diluted weighted average number of shares of common stock.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three and Six Months Ended June 30, 2019 and 2018
(Unaudited)
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$13,214	$29,531	$30,490	$86,575
Adjustments:
Interest expense	12,380	13,053	24,967	26,769
Income tax expense	6,193	5,646	12,286	10,311
Depreciation and amortization	39,689	38,602	79,689	77,403
EBITDA	$71,476	$86,832	$147,432	$201,058
Impairment and other losses	14,771	—	14,771	—
Gain on sale of investment properties	—	(9)	—	(42,294)
EBITDAre	$86,247	$86,823	$162,203	$158,764

Reconciliation to Adjusted EBITDAre
Non-controlling interests in consolidated real estate entities	—	(20)	—	159
Adjustments related to non-controlling interests in consolidated real estate entities	—	(352)	—	(695)
Depreciation and amortization related to corporate assets	(102)	(99)	(205)	(203)
Loss on extinguishment of debt	—	384	214	465
Acquisition and terminated transaction costs	142	222	142	222
Amortization of share-based compensation expense	2,902	2,757	4,796	4,827
Amortization of above and below market ground leases and straight-line rent expense	128	122	254	237
Pre-opening and hotel rebranding expenses(1)	142	—	142	—
Other non-recurring expenses	—	10	—	(195)
Adjusted EBITDAre attributable to common stock and unit holders	$89,459	$89,847	$167,546	$163,581
Corporate-level costs and expenses	5,412	5,611	12,031	12,164
Income from sold properties	(208)	(5,896)	(145)	(11,639)
Pro forma hotel level adjustments, net(2)	—	5,726	19	8,580
Gain on business interruption insurance	(823)	(2,649)	(823)	(2,649)
Same-Property Hotel EBITDA attributable to common stock and unit holders(3)	$93,840	$92,639	$178,628	$170,037

(1)	Represents costs incurred for the rebranding of Mandarin Oriental, Atlanta to the Waldorf Astoria Atlanta Buckhead, which we acquired in December 2018.

(2)
Adjusted to include the results of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead for periods prior to Company ownership.

(3)
See the reconciliation of Total Revenues and Total Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three and six months ended June 30, 2019 on page 16.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three and Six Months Ended June 30, 2019 and 2018
(Unaudited)
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$13,214	$29,531	$30,490	$86,575
Adjustments:
Depreciation and amortization related to investment properties	39,587	38,503	79,484	77,200
Impairment of investment properties	14,771	—	14,771	—
Gain on sale of investment properties	—	(9)	—	(42,294)
Non-controlling interests in consolidated real estate entities	—	(20)	—	159
Adjustments related to non-controlling interests in consolidated real estate entities	—	(226)	—	(452)
FFO attributable to common stock and unit holders	$67,572	$67,779	$124,745	$121,188
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	384	214	465
Acquisition and terminated transaction costs	142	222	142	222
Loan related costs, net of adjustment related to non-controlling interests(1)	602	643	1,227	1,360
Amortization of share-based compensation expense	2,902	2,757	4,796	4,827
Amortization of above and below market ground leases and straight-line rent expense	128	122	254	237
Pre-opening and hotel rebranding expenses(2)	142	—	142	—
Other non-recurring expenses	—	10	—	(195)
Adjusted FFO attributable to common stock and unit holders	$71,488	$71,917	$131,520	$128,104

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

(2)	Represents costs incurred for the rebranding of Mandarin Oriental, Atlanta to the Waldorf Astoria Atlanta Buckhead, which we acquired in December 2018.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Current Full Year 2019 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$58
Adjustments:
Interest expense	50
Income tax expense	5
Depreciation and amortization	160
EBITDA	$273
Impairment of investment properties	15
EBITDAre	$288
Amortization of share-based compensation expense	9
Other(1)	1
Adjusted EBITDAre	$298

(1) Includes amortization of above and below market ground leases, acquisition pursuit costs and loss on extinguishment of debt.

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2019 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$58
Adjustments:
Depreciation and amortization related to investment properties	160
Impairment of investment properties	15
FFO	$233
Amortization of share-based compensation expense	9
Other(2)	4
Adjusted FFO	$246
(2) Includes amortization of above and below market ground leases and straight-line rent and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date		Outstanding as of June 30, 2019

Marriott Charleston Town Center	Fixed	3.85%		July 2020		15,126
Marriott Dallas Downtown	Fixed(2)	4.05%		January 2022		51,000
Kimpton Hotel Palomar Philadelphia	Fixed(2)	4.14%		January 2023		58,500
Renaissance Atlanta Waverly Hotel & Convention Center	Partially Fixed(3)	3.97%		August 2024		100,000
Andaz Napa	Variable	4.30%		September 2024		56,000
The Ritz-Carlton, Pentagon City	Fixed(4)	4.95%		January 2025		65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025		61,364
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026		58,790
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027		115,000
Total Mortgage Loans		4.37%	(5)			$580,780
Senior Unsecured Credit Facility	Variable	3.94%		February 2022	(6)	—
Term Loan $175M	Partially Fixed(7)	2.79%		February 2021		175,000
Term Loan $125M	Partially Fixed(7)	3.28%		October 2022		125,000
Term Loan $150M	Variable	3.85%		August 2023		150,000
Term Loan $125M	Partially Fixed(8)	3.72%		September 2024		125,000
Mortgage Loan Discounts, net(9)						(59)
Unamortized Deferred Financing Costs, net						(6,303)
Total Debt, net of mortgage loan discounts and unamortized deferred financing costs		3.88%	(5)			$1,149,418

(1)	Variable index is one-month LIBOR. Interest rates as of June 30, 2019.

(2)	A variable interest loan for which the interest rate has been fixed for the entire term.

(3)	A variable interest loan for which the interest rate has been fixed on $90 million of the balance through January 2022, after which the rate reverts to variable.

(4)	A variable interest loan for which the interest rate has been fixed through January 2023.

(5)	Weighted average interest rate as of June 30, 2019.

(6)	The maturity of the senior unsecured credit facility can be extended through February 2023 at the Company's discretion and requires the payment of an extension fee.

(7)	A variable interest loan for which LIBOR has been fixed for certain interest periods throughout the term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(8)	A variable interest loan for which LIBOR has been fixed for certain interest periods through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(9)	Loan discounts recognized upon loan modification, net of accumulated amortization.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Six Months Ended June 30, 2019 and 2018
($ amounts in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change		2019	2018	Change
Same-Property Revenues(1):
Rooms revenues	$184,027	$181,656	1.3%		$355,168	$346,065	2.6%
Food and beverage revenues	99,397	98,919	0.5%		202,860	197,323	2.8%
Other revenues	20,861	19,711	5.8%		39,949	37,783	5.7%
Total Same-Property revenues	$304,285	$300,286	1.3%		$597,977	$581,171	2.9%

Same-Property Expenses(1):
Rooms expenses	$41,665	$41,556	0.3%		$82,320	$81,896	0.5%
Food and beverage expenses	63,381	62,927	0.7%		126,786	125,317	1.2%
Other direct expenses	7,900	7,735	2.1%		15,017	14,923	0.6%
Other indirect expenses	71,440	69,650	2.6%		142,821	138,341	3.2%
Management and franchise fees	12,202	12,448	(2.0)%		24,510	24,146	1.5%
Real estate taxes, personal property taxes and insurance	12,810	12,242	4.6%		25,869	24,390	6.1%
Ground lease expense	1,047	1,089	(3.9)%		2,026	2,121	(4.5)%
Total Same-Property hotel operating expenses	$210,445	$207,647	1.3%		$419,349	$411,134	2.0%

Same-Property Hotel EBITDA(1)	$93,840	$92,639	1.3%		$178,628	$170,037	5.1%
Same-Property Hotel EBITDA Margin(1)	30.8%	30.9%	(1	) bps	29.9%	29.3%	61	bps

(1)
“Same-Property” includes all hotels owned as of June 30, 2019. "Same-Property" includes periods prior to the Company’s ownership of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties in 2018. The following is a reconciliation of Total Revenues and Total Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses for the three and six months ended June 30, 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Total Revenues - GAAP	$304,285	$277,057	$597,972	$541,556
Hotel revenues from prior ownership(a)	—	35,048	—	66,607
Hotel revenues from sold hotels	—	(11,819)	5	(26,992)
Total Same-Property Revenues	$304,285	$300,286	$597,977	$581,171

Total Hotel Operating Expenses - GAAP	$196,984	$171,890	$392,873	$343,268
Real estate taxes, personal property taxes and insurance	12,577	11,819	25,636	23,679
Ground lease expense, net(b)	1,047	1,031	2,026	2,485
Other expense / (income)	144	(62)	5	(122)
Corporate-level costs and expenses	(449)	(429)	(1,333)	(852)
Hotel expenses from prior ownership(a)	—	29,322	—	58,029
Hotel expenses from sold hotels	—	(5,924)	—	(15,353)
Pre-opening and hotel rebranding expenses	142	—	142	—
Total Same-Property Hotel Operating Expenses	$210,445	$207,647	$419,349	$411,134

(a)
The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(b)	Excludes amortization of ground lease intangibles.

Xenia Hotels & Resorts, Inc.
Portfolio Data by Market
As of June 30, 2019

Market(1)	% of Hotel EBITDA(2)	Number of Hotels	Number of Rooms
Orlando, FL	10%	3	1,141
Houston, TX	9%	3	1,220
Phoenix, AZ	9%	2	612
San Francisco/San Mateo, CA	7%	1	688
Dallas, TX	7%	2	961
San Jose-Santa Cruz, CA	6%	1	505
Boston, MA	6%	2	466
California North	5%	2	416
Atlanta, GA(2)	5%	2	649
San Diego, CA(2)	4%	2	486
Other(2)	32%	20	4,023
Total	100%	40	11,167

(1)	As defined by STR, Inc.

(2)
Percentage of 2018 Same-Property Hotel EBITDA. Includes periods prior to the Company's ownership of Waldorf Astoria Atlanta Buckhead in "Atlanta, GA", Park Hyatt Aviara Resort, Golf Club & Spa in "San Diego, CA", and Fairmont Pittsburgh and The Ritz-Carlton, Denver in "Other."

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three and Six Months Ended June 30, 2019 and 2018

	Three Months Ended			Three Months Ended
	June 30, 2019			June 30, 2018			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	77.4%	$190.38	$147.28	78.0%	$202.01	$157.62	(6.6)%
Houston, TX	73.9%	185.41	137.03	68.2%	182.73	124.56	10.0%
Phoenix, AZ	76.2%	259.10	197.35	75.7%	255.20	193.10	2.2%
San Francisco/San Mateo, CA	93.7%	240.62	225.55	93.1%	231.76	215.74	4.5%
Dallas, TX	75.0%	188.51	141.44	71.5%	190.78	136.31	3.8%
San Jose-Santa Cruz, CA	86.7%	255.16	221.24	83.9%	261.38	219.24	0.9%
Boston, MA	92.0%	311.65	286.59	91.1%	306.81	279.38	2.6%
California North	84.5%	304.28	257.20	83.0%	292.12	242.45	6.1%
Atlanta, GA	79.2%	186.44	147.69	80.9%	185.26	149.84	(1.4)%
San Diego, CA	75.3%	260.64	196.30	73.4%	252.25	185.01	6.1%
Other	79.7%	228.34	181.87	81.1%	226.33	183.48	(0.9)%
Total	79.9%	$226.74	$181.09	79.2%	$225.65	$178.79	1.3%

	Six Months Ended			Six Months Ended
	June 30, 2019			June 30, 2018			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	80.5%	$209.26	$168.44	80.0%	$217.40	$174.01	(3.2)%
Houston, TX	73.8%	183.64	135.51	67.7%	184.53	124.83	8.6%
Phoenix, AZ	79.0%	318.52	251.56	80.6%	303.64	244.85	2.7%
San Francisco/San Mateo, CA	92.0%	247.30	227.60	89.3%	230.27	205.69	10.7%
Dallas, TX	73.6%	193.92	142.74	70.7%	191.87	135.71	5.2%
San Jose-Santa Cruz, CA	83.2%	266.40	221.61	83.9%	260.47	218.45	1.4%
Boston, MA	86.7%	254.05	220.20	83.2%	257.73	214.41	2.7%
California North	77.6%	269.92	209.43	77.8%	255.79	198.94	5.3%
Atlanta, GA	77.4%	201.39	155.93	80.9%	186.03	150.42	3.7%
San Diego, CA	72.4%	264.14	191.22	73.0%	254.94	186.19	2.7%
Other	74.8%	219.63	164.37	75.2%	217.35	163.38	0.6%
Total	77.5%	$226.73	$175.72	76.7%	$223.13	$171.14	2.7%

(1)
“Same-Property” includes all hotels owned as of June 30, 2019. "Same-Property" includes periods prior to the Company’s ownership of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties in 2018. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)	As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on the prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019
Occupancy	75.1%	79.9%
ADR	$226.72	$226.74
RevPAR	$170.28	$181.09

Hotel Revenues	$293,692	$304,285
Hotel EBITDA	$84,788	$93,840
Hotel EBITDA Margin	28.9%	30.8%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2018	2018	2018	2018	2018
Occupancy	74.1%	79.2%	75.4%	72.4%	75.3%
ADR	$220.40	$225.65	$212.64	$219.33	$219.56
RevPAR	$163.41	$178.79	$160.27	$158.70	$165.27

Hotel Revenues	$280,885	$300,286	$264,617	$281,114	$1,126,902
Hotel EBITDA	$77,398	$92,639	$67,077	$77,550	$314,664
Hotel EBITDA Margin	27.6%	30.9%	25.3%	27.6%	27.9%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017
Occupancy	74.0%	77.4%	77.2%	73.0%	75.4%
ADR	$222.48	$223.43	$206.54	$214.03	$216.55
RevPAR	$164.72	$172.99	$159.54	$156.19	$163.33

Hotel Revenues	$283,613	$292,368	$260,142	$275,739	$1,111,862
Hotel EBITDA	$79,494	$88,388	$67,240	$74,772	$309,894
Hotel EBITDA Margin	28.0%	30.2%	25.8%	27.1%	27.9%

(1)
“Same-Property” includes all hotels owned as of June 30, 2019. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.